Exhibit 10.11

July 22, 2011

John Schappert

Re:     Amended and Restated Offer of Employment by Zynga Inc.

Dear John:

I am very pleased to clarify and confirm the terms of your employment with Zynga Inc., a Delaware corporation (the “Company”), in the position of Chief Operating Officer. You report to the Company’s CEO, Mark Pincus. This letter (the “Clarifying Agreement”) amends and restates our original offer letter, dated March 31, 2011 (the “Prior Agreement”), in its entirety. The terms of your employment, including your compensation, are as follows:

1. Salary. Your current salary is $300,000 per year, less all deductions required by law, and is subject to periodic review and adjustment in accordance with the Company’s then-current policies. Your salary shall not be reduced without your consent, absent a generally applicable salary reduction applicable to all other executives at your level with the Company.

2. Expense Reimbursement. The Company will reimburse you for all reasonable and necessary expenses you incur in the performance of your duties in accordance with the Company’s standard expense reimbursement policy. In addition, the Company has agreed to reimburse you for the reasonable and necessary attorneys’ fees and expenses you incurred in reviewing and negotiating the terms of the Prior Agreement. For clarity, to the extent that any expense reimbursements to you from the Company (including but not limited to the attorneys’ fees) are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) the expense reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred; (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year; and (c) the right to reimbursement will not be subject to liquidation or exchange for another benefit.

3. Sign-On Bonus. In connection with the start of your employment on May 2, 2011 (your “Start Date”), the Company paid you (on the first payroll pay date thereafter) a one time signing bonus, less all deductions required by law.

4. Benefits. You are eligible to participate in regular health insurance and other employee benefit plans established by the Company for its employees from time to time in accordance with the terms of those plans.

5. Confidentiality. As an employee of the Company, you have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you signed the Company’s standard Employee Invention

Assignment and Confidentiality Agreement (the “Confidentiality Agreement”) as a condition of your employment. During the period that you render services to the Company, you have agreed and continue to agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. During the course of your employment, you will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of the Prior Agreement, this Clarifying Agreement, each agreement setting forth the terms and conditions of the stock awards granted to you, if any, under the Company’s equity plans, and the Confidentiality Agreement, and your commencement of employment with the Company, will not to the best of your knowledge violate any agreement in effect (either at the Start Date or now) between yourself and current or past employers. The Company, likewise, does not envision that our having made an offer of employment to you and your commencement of employment would violate any such agreement with a prior employer.

6. Third Party Obligations. The Company has no need to learn and does not want any proprietary, confidential or trade secret information that belongs to your prior employers. We have directed you not to bring with you, or to use or disclose, any proprietary, confidential or trade secret information of any former employer or to violate any other contractual or statutory obligations you may have to any former employer. To help ensure against this unwanted porting, use or disclosure of proprietary, confidential or trade secret information, you undertook the measures set forth in the Pre-Start Certification that you executed prior to commencing employment with the Company. By signing this Clarifying Agreement, you represent that you have complied, and that you will continue to comply, with each of the requirements contained in the Pre-Start Certification.

We realize that these measures are extraordinary and burdensome. However, we believe they are necessary in order to ensure that you comply fully with any statutory or contractual obligations you may owe to your former employer, and so that you started your employment with the Company with a clean slate.

As a reminder, prior to your departure from your former employer, we requested that you refrain from engaging in any conduct that could be construed as (a) performing work for the Company, (b) copying or storing your former employer’s data off of such former employer’s network or servers (including transferring such data onto electronic storage devices, moving data to cloud storage, etc.), or (c) any other actions that might be misinterpreted as shifting your loyalties away from your former employer. You hereby acknowledge that until your employment with your former employer terminated, you continued to devote all of your efforts to your work at your former employer.

7. Zynga Stock Units & Zynga Cash Units.

(a) ZSUs. The Company has granted you (i) an award of Zynga Stock Units covering 1,432,665 shares of the Company’s Class A Common Stock on May 18, 2011 (the

“Initial ZSU Award”) and (ii) an award of ZSUs covering 716,332 shares of the Company’s Class A Common Stock on June 6, 2011 (the “Additional ZSU Award”). These two awards are referred to as the “ZSUs.” The ZSUs are subject to the terms and conditions of the Company’s 2007 Equity Incentive Plan, as amended (the “Plan”) and the two ZSU agreements between you and the Company (each, a “ZSU Agreement”). The right to vest in and receive shares of Class A Common Stock upon settlement of the Initial ZSU Award is contingent upon both (x) your continued service (with the service requirement expiring with respect to 33.33% of the ZSUs thereunder on March 15, 2013 and the balance expiring in equal installments every three months thereafter for two years) (such first condition, the “Initial Service Condition”) and (y) the occurrence of either an initial public offering of the Company’s Class A Common Stock or a “Change in Control” (as defined in the Plan) of the Company (such second condition, the “Liquidity Event Condition”). The right to vest in and receive shares of Class A Common Stock upon settlement of the Additional ZSU Award is contingent upon both (x) your continued service (with the service requirement expiring with respect to 100% of the ZSUs thereunder on March 15, 2012) (such first condition, the “Additional Service Condition”) and (y) the occurrence of the Liquidity Event Condition. The ZSUs are intended to be exempt from Section 409A of the Code under Treasury Regulation Section 1.409A-1(b)(4), will be construed and administered in accordance therewith, and any terms necessary for compliance therewith and not expressly supplied herein, in the applicable ZSU agreement or the Plan are incorporated by reference. To the extent the ZSUs are not so exempt, they are intended to comply with Treasury Regulation Section 1.409A-3(a)(4) to the greatest extent possible, and will be construed and administered in accordance with such Sections, and any terms necessary for compliance with such Sections and not expressly supplied herein, in the applicable ZSU Agreement or the Plan are incorporated by reference. Your right to vest in and receive installment payments under each of the ZSUs will be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.

(b) ZCUs. The Company has also granted you an award of Zynga Cash Units (“ZCUs”) under which you are eligible to vest in an amount of cash equal to $10,000,000. The cash under the ZCUs will vest and be paid as to 12.50% of the total ZCUs (or $1,250,000) on June 15, 2012 and the balance vesting thereafter in seven equal installments (that is, 12.50% or $1,250,000) every three months thereafter (on the 15th of the applicable month), through March 15, 2014, subject to your continued service through each vesting date. Your right to vest in and receive these installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

Notwithstanding the continued service requirement in the paragraph above, if you have a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”) prior to March 15, 2013 because either (i) the Company terminates your employment for a reason other than “Cause” (as defined below) at any time between your Start Date and prior to March 15, 2013, (ii) if your employment is terminated as a result of your death or Disability (as defined below) at any time between your Start Date and prior to March 15, 2013, or (iii) you terminate your employment after March 15, 2012 (but prior to March 15, 2013) for any reason, then solely with respect to those ZCUs that would have vested between the date of your Separation from Service and March 15, 2013 (that is, exclusive of the installment vesting on March 15, 2012 and inclusive of the installment vesting on March 15, 2013) shall vest on the date of your Separation from Service, provided that you have delivered to the Company an effective, standard general release of claims in favor of the Company (with reasonable and customary exceptions) within 60 days following your Separation from Service. Such payment attributable to the accelerated vesting of your ZCUs will be paid to you on the 70th day after your Separation from Service, unless at the time of your Separation from Service, you are a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code) of the Company or any successor entity thereto, in which case, and solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A of the Code, the payment attributable to the accelerated vesting of your ZCUs shall be delayed until the date that is six months and one day after your Separation from Service.

The portion of your ZCUs that is not subject to acceleration of vesting on Separation from Service is intended to be exempt from Section 409A of the Code under Treasury Regulation Section 1.409A-1(b)(4) to the greatest extent permitted by law. To the extent not so exempt, as well as with respect to the portion that is subject to accelerated vesting, the ZCUs are intended to comply with Treasury Regulations Section 1.409A-3(a)(1) and (4) to the greatest extent possible, and will be construed and administered in accordance with the foregoing intent. Any terms necessary for compliance therewith and not expressly supplied herein are incorporated by reference.

As an illustration only, the table below sets forth the parties mutual understanding with respect to the amounts and payment and/or vesting dates (as applicable) of the ZSUs and ZCUs (not including any accelerated vesting of ZCUs upon your Separation from Service):

Date	Value of ZCUs Vested and Paid*	Initial ZSU Award Vesting **	Additional ZSU Award Vesting **
May 2, 2011	$0	0%	0%
March 15, 2012	$0	0%	100%
June 15, 2012	$1,250,000	0%	100%
September 15, 2012	$1,250,000	0%	100%
December 15, 2012	$1,250,000	0%	100%
March 15, 2013	$1,250,000	33.33%	100%
June 15, 2013	$1,250,000	41.67%	100%
September 15, 2013	$1,250,000	50%	100%
December 15, 2013	$1,250,000	58.33%	100%
March 15, 2014	$1,250,000	66.67%	100%
June 15, 2014	$0	75%	100%
September 15, 2014	$0	83.33%	100%
December 15, 2014	$0	91.67%	100%
March 15, 2015	$0	100%	100%

*	Assumes no acceleration.
**	Sets forth the cumulative percentage vested of the ZSU award with respect to only the Initial Service Condition and the Additional Service Condition, as applicable. The table does not address or make any assumptions with respect to the satisfaction of the Liquidity Event Condition.

8. At Will Employment. While we look forward to a long and profitable relationship, you are an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and any statements contradicting any provision in this Clarifying Letter) should be regarded by you as ineffective. Further, your participation in any stock incentive or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

9. Severance. If you suffer a Separation from Service due to: (a) the Company terminating your employment for a reason other than “Cause” (as defined below), (b) your death or Disability, or (c) your resignation for any reason, then subject to your (i) continuing to comply with your obligations under your Confidentiality Agreement, and (ii) delivering to the Company an effective, standard general release of claims in favor of the Company (with reasonable and customary exceptions) within 60 days following your Separation from Service, the Company will pay you (or your legal representative) an amount equal to your gross annual salary at the time of your termination (the “Separation Payment”). The Separation Payment will be paid to you (or your legal representative) in a single lump sum payment of cash on the 70th day after your Separation from Service. Notwithstanding the foregoing, if at the time of your Separation from Service, you are a specified employee of the Company or any successor entity thereto, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A of the Code, the Separation Payment shall be delayed until the date that is six months and one day after your Separation from Service. The Separation Payment is intended to comply with Treasury Regulation Section 1.409A-3(a)(1) and, to the extent not expressly set forth herein, all necessary terms and conditions for compliance with such Section are incorporated by reference herein, and the right to the Separation Payment will be construed and interpreted in accordance therewith. By executing this Clarifying Letter, you affirm that you have consulted with your own tax advisor regarding the consequences of the payments provided for in this Clarifying Letter or knowingly and voluntarily declined to do so.

10. Definition of Cause. For purposes of this letter, “Cause” means termination because of: (i) any willful, material violation by you, personally, of any law or regulation applicable to the business of the Company that subjects it to a penalty, conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration by you of a common law fraud; (ii) commission of an act of personal dishonesty that involves personal profit in connection with the Company or any other entity having a business relationship with the Company; (iii) any intentional material breach of any provision of any agreement or understanding between the Company and you regarding the terms of your service as an employee, officer, director, or consultant to the Company that remains unresolved after 45 days notice of the breach and opportunity to cure is received by you from the company; (iv) the failure or refusal to perform the material duties required of an employee, officer, director or consultant of the Company (other than as a result of having a disability that prevents you from performing the material duties required of a person holding your position(s) with the Company for a period of at least 120 days (a “Disability”)) that remains unresolved after 45 days notice of the breach and opportunity to cure is received by you from the Company; (v) a willful breach of any applicable invention assignment and confidentiality agreement or similar agreement between you and the Company; (vi) a willful breach of the Pre-Start Certification; (vii) a disregard of the policies of the Company so as to cause material loss, damage, or injury to the property, reputation, or employees of the Company; or (viii) any other intentional violation of Company policy that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company.

11. Potential Code Section 280G Reductions.

(a) Anything in this Clarifying Letter to the contrary notwithstanding, in the event that it shall be determined that any payment, distribution, or other action by the Company or any of its affiliates to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this letter or otherwise) (a “Payment”), would result in an “excess parachute payment” within the meaning of Section 280G(b)(i) of the Code, and the value determined in accordance with Section 280G(d)(4) of the Code of the Payments, net of all taxes imposed on you (the “Net After-Tax Amount”) that you would receive would be increased if the Payments were reduced, then the Payments shall be reduced by an amount (the “Reduction Amount”) so that the Net After-Tax Amount after such reduction is greatest. For purposes of determining the Net After-Tax Amount, you shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(b) Subject to the provisions of this Section 11(b), all determinations required to be made under this Section 11, including the Net After-Tax Amount and the Reduction Amount pursuant to Section 11(a), and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and you within 15 business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company. Anything in this Clarifying Letter to the contrary notwithstanding, the Reduction Amount shall not exceed the amount of the Payments that the Accounting Firm determines reasonably may be characterized as “parachute payments” under Section 280G of the Code and the only Payments that may be reduced are payments with respect to ZSUs (with the reduction occurring first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are). Any determination by the Accounting Firm shall be binding upon the Company and you.

12. Unfunded and Unsecured Obligations. For purposes of the payment of amounts due under this Clarifying Letter, the Company’s assets will be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligations hereunder shall be considered an unfunded and unsecured promise to pay money in the future.

13. Authorization to Work. The Company acknowledges that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position, you presented documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

14. Entire Agreement. This Clarifying Letter, along with your Confidentiality Agreement, the Pre-Start Certification, the ZSU Agreements, and any other documents referred to herein, constitute the entire agreement and understanding of the parties with respect to the subject matter of herein, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof, including, without limitation, the Prior Agreement. The rights and obligations under this Clarifying Letter will be governed by and interpreted, construed and enforced in accordance with the laws of the State of California without regard to its or any other jurisdiction’s conflicts of laws principles.

15. Acceptance. Please sign the enclosed copy of this Clarifying Letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Clarifying Letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to your continued employment with the Company.

Very truly yours,

/s/ Colleen McCreary

ZYNGA, INC.
Colleen McCreary, Chief People Officer

I have read and understood this Clarifying Letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of the terms of my employment except as specifically set forth herein.

Date: July 22, 2011	/s/ John Schappert
John Schappert

8